EXHIBIT 99.1

 PRESS RELEASE

SENORX TO BE ACQUIRED BY C. R. BARD FOR APPROXIMATELY $213 MILLION

IRVINE, Calif., May 5 – SenoRx, Inc. (NASDAQ: SENO) today announced it has entered into a definitive merger agreement with C. R. Bard (NYSE:BCR) at a price of $11 per share, or approximately $213 million in the aggregate.  The SenoRx board of directors unanimously approved the agreement and will recommend that the Company’s shareholders approve the transaction.

Under the terms of the merger agreement, SenoRx stockholders will receive $11 in cash for each share that they hold at the closing of the merger, representing a 14 percent premium over the closing price on May 4, 2010 and a 41 percent premium over the company’s average closing price during the 90 trading days ended May 4, 2010.   The acquisition is subject to certain closing conditions specified in the definitive agreement, including regulatory approvals and the approval of SenoRx’s stockholders.  The transaction is expected to close in the third quarter of 2010.

“Our agreement with Bard represents an attractive valuation for SenoRx shareholders, and as an all cash offer, provides liquidity for shareholders,” said John Buhler, SenoRx President and Chief Executive Officer.  “We believe the merger represents a great opportunity for the combined companies to create product leadership by offering a broader range of high-quality breast care products to our customers.”

Piper Jaffray & Co. served as exclusive financial advisor to SenoRx and provided a fairness opinion to the Company’s Board of Directors.  Wilson Sonsini Goodrich & Rosati, P.C. served as counsel to SenoRx.

About SenoRx

SenoRx, Inc. (NASDAQ: SENO) develops, manufactures and sells minimally invasive medical devices used by breast care specialists for the diagnosis and treatment of breast cancer, including its EnCor® vacuum-assisted breast biopsy system and Contura® MLB catheter for delivering radiation to the tissue surrounding the lumpectomy cavity following surgery for breast cancer.  SenoRx’s field sales organization serves over 2,000 breast diagnostic and treatment centers in the United States.  In addition, SenoRx sells several of its products through distribution partners in more than 30 countries outside the U.S. The company’s line of breast care products includes biopsy disposables, biopsy capital equipment, diagnostic adjunct products and therapeutic disposables. SenoRx is developing additional minimally invasive products for the diagnosis and treatment of breast cancer.  For more information, visit the company’s website at www.senorx.com.

CONTACT:	SenoRx, Inc.
Lila Churney, Director of Investor Relations
+ 1 (949) 362-4800 ext.132

Additional Information and Where to Find It

SenoRx, Inc. (“SenoRx”) plans to file with the Securities and Exchange Commission (the “SEC”) and furnish to its stockholders a proxy statement in connection with the proposed merger with a wholly owned subsidiary of C. R. Bard, Inc. (the “Merger”), pursuant to which SenoRx would be acquired by C. R. Bard, Inc. (“Bard”). The proxy statement will contain important information about the proposed Merger and related matters. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE. Investors and stockholders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by SenoRx through the Web site maintained by the SEC at www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of the proxy statement from SenoRx by contacting Investor Relations by telephone at +1 (949) 362-4800 ext. 132, by mail at SenoRx, Inc., 3 Morgan, Irvine, California, 92618, Attn: Investor Relations, by e-mail at lchurney@senorx.com, or by going to SenoRx’s Investor Relations page on its corporate Web site at www.senorx.com (click on “Investors,” then on “SEC Filings”).

SenoRx and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of SenoRx in connection with the proposed Merger. Information regarding the interests of these directors and executive officers in the transaction described herein will be included in the proxy statement described above. Additional information regarding these directors and executive officers is also included in SenoRx’s proxy statement for its 2010 Annual Meeting of Stockholders, which was filed with the SEC on April 30, 2010. This document is available free of charge at the SEC’s Web site at www.sec.gov, and from SenoRx by contacting Investor Relations by telephone at +1 (949) 362-4800 x132, by mail at SenoRx, Inc., 3 Morgan, Irvine, California, 92618, Attn: Investor Relations, by e-mail at lchurney@senorx.com, or by going to SenoRx’s Investor Relations page on its corporate Web site at www.senorx.com (click on “Investors,” then on “SEC Filings”).

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including, but not limited to, the ability of the parties to consummate the proposed Merger, satisfaction of closing conditions precedent to the consummation of the proposed Merger, the ability of Bard to successfully integrate SenoRx’s operations and employees, the ability to yield benefits for customers and employees, and such other risks as identified in SenoRx’s  most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, each as filed with the SEC, which contain and identify important factors that could cause the actual results to differ materially from those contained in the forward-looking statements. SenoRx assumes no obligation to update any forward-looking statement contained in this press release.